Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT COMPLETES ACQUISITION OF ONEWEST BANK

▪	CIT’s Total Assets Increase to More Than $65 Billion; Total Deposits Increase to More Than $30 Billion[1]
▪	Combines CIT’s National Lending Platform with OneWest’s Regional Branch Banking Network

NEW YORK, NY and PASADENA, CA – August 3, 2015 – CIT Group Inc. (NYSE: CIT), a leading provider of commercial lending and leasing services, today announced that it has completed its previously announced acquisition of IMB Holdco LLC, the parent company of OneWest Bank N.A. (OneWest Bank) for approximately $3.4 billion in cash and stock. The transaction, first announced on July 22, 2014, has received all required regulatory approvals.

“The completion of this transaction advances our strategic efforts to build a leading commercial banking franchise,” said John A. Thain, Chairman and Chief Executive Officer of CIT. “Through the combination of our national lending and leasing platform with OneWest’s wholesale lending and branch banking franchise, we’ve created a differentiated provider of banking services for small and middle market businesses. I look forward to working with our newest colleagues as we integrate our two organizations, serve the needs of our customers and communities and realize the benefits of this transaction for our shareholders.”

The combined company, CIT Group Inc., has more than $65 billion in assets and more than $30 billion of deposits.1 As part of the transaction, CIT Bank merged with and into OneWest Bank, which was renamed CIT Bank, N.A. CIT Bank, N.A. operates an

(1) Pro forma financial data based on unaudited CIT and OneWest data as of March 31, 2015.

Internet banking franchise, as well as a network of 70 retail branches throughout Southern California as OneWest Bank, a division of CIT Bank, N.A.

CIT Group Inc. will continue to be led by John A. Thain, Chairman and Chief Executive Officer. Steven T. Mnuchin, former Chairman of IMB Holdco LLC, joined CIT Group Inc. as Vice Chairman and a member of its Board of Directors. In addition, Al Frank, a former independent director of OneWest Bank, joined the CIT Board, which increased its size from 13 to 15 members.

Under the terms of the transaction, IMB Holdco LLC shareholders received approximately $1.867 billion in cash and approximately 30.9 million shares of CIT, as well as approximately 168,000 restricted stock units of CIT.

J.P. Morgan Securities LLC served as financial advisor to CIT, and Wachtell, Lipton, Rosen & Katz served as CIT’s legal counsel. Goldman, Sachs & Co., Bank of America Merrill Lynch and Cleary, Gottlieb, Steen & Hamilton LLP represented IMB Holdco LLC. Sullivan & Cromwell served as joint regulatory counsel for CIT and IMB Holdco LLC.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across more than 30 industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words

“expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) there are difficulties and delays in integrating OneWest with CIT or fully realizing projected cost savings and other projected benefits of the transaction, (ii) business disruption during the pendency of or following the transaction, including diversion of management time, reputation risk, and the reaction of customers and counterparties to the transaction, (iii) changes in asset quality and risk as a result of the transaction, (iv) CIT is unsuccessful in implementing its strategy and business plan, (v) CIT is unable to react to and address key business and regulatory issues, and (vi) changes in general economic conditions, including changes in interest rates and capital markets. CIT describes these and other risks that could affect its results in Item 1A, “Risk Factors,” of CIT’s latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission. Accordingly, investors should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Senior Vice President of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

(973) 740 -5058

Barbara.Callahan@cit.com